Exhibit 99.1

Centiv, Inc. to Make Appeal to NASDAQ Regarding Delisting

March 4, 2003 (Vernon Hills, Illinois) – Centiv, Inc. [NASDAQ: CNTV], announced that it has received a Nasdaq Staff Determination letter that the Company fails to comply with the minimum $2,500,000 stockholders’ equity requirement for continued listing and therefore the Company’s securities are subject to delisting from the Nasdaq Small Cap Market.

The Company will appeal this decision, and has requested a hearing before the Nasdaq Listing Qualifications Panel to review the Staff Determination.  There can be no assurance the Panel will grant the Company’s request for continued listing.  The stock will continue to trade on the Nasdaq Small Cap Market pending the outcome of the appeal process.  In the event the Company’s request for continued listing on the Small Cap Market is not granted, the stock would then trade on the Nasdaq’s OTC Bulletin Board, under the same symbol.

John Larkin, President and CEO of Centiv, commented, “The Company has been aware of this issue and as a result has been in the process of seeking a private equity round of financing and anticipates a closing by the end of March.  We expect that this financing will allow the Company to regain compliance with NASDAQ’s stockholders’ equity requirements.”

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About Centiv®

Centiv, Inc. [NASDAQ: CNTV], headquartered in Vernon Hills, IL, offers solutions for locally customized POP signage to the consumer products, food and packaged goods industries.  The delivered product is high quality, digitally produced signage that is mass-customized for the unique requirements of each retail location.  Centiv is a registered trademark in the U.S. Patent and Trademark Office. Additional information regarding Centiv, Inc., may be obtained by contacting Centiv headquarters, 998 Forest Edge Drive, Vernon Hills, IL 60061.  Phone 847-876-8300 or fax 847-955-1269, or visit its website: http://www.centiv.com for a product demonstration.

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This press release contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements appear in a number of places in this press release and include all statements that are not historical statement of fact.  The words “may”, “would”, “could”, “will”, “increase”, “expect”, “implement”,  “estimate”, “anticipate”, “believes”, “intends”, “plans”, and similar expressions and variations thereof are intended to identify forward-looking statements.  Investors are cautioned that such statements are not guarantees of future performance and involve various risks and uncertainties, many of which are beyond the Company’s control.  Actual results may differ materially from those discussed in the forward-looking statements as a result of factors described below.  These risks include, but are not limited to, competitive market pressures, material changes in customer demand, availability of labor, the Company’s ability to perform contracts, governmental policies adverse to the computer industry, economic and competitive conditions, and other risks outside the control of the Company, as well as those factors discussed in detail in the Company’s filings with the Securities and Exchange Commission, including “Factors That May Affect Future Results” section of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001.